FOR IMMEDIATE RELEASE

Monday, December 20, 2004

CONTACT:	Molly Dye
Vice President, Corporate Relations
(770) 813-6044

AGCO Corporation Elects New Board Members

DULUTH, GA –December 20th — ACGO Corporation (NYSE:AG), a worldwide designer, manufacturer and distributor of agricultural equipment today announced the election of George Benson, Ph.D., Dean of the Terry College of Business at the University of Georgia and Herman Cain, former CEO and Chairman of the Board of Godfather’s Pizza and current Chairman of The New Voice, a leadership and consulting firm, to the AGCO Board of Directors. Mr. Cain will serve as a Class I Director, serving on the Audit Committee, and stand for shareholder election in April 2005. Dean Benson will serve as a Class II Director, serving on the Governance Committee, and stand for shareholder election in April 2006. With these two new Directors, the AGCO Board of Directors consists of eleven external directors.

“The Board is extremely pleased to add these distinguished individuals to the Board and looks forward to their leadership in creating continuous growth of shareholder value,” says Mr. Robert Ratliff, Chairman of the Board.
Dean Benson began his career as a faculty member in the Carlson School of Management at the University of Minnesota from 1977 to 1993 where he served as head of the Decision Sciences Area, and ultimately, became Director of the Operations Management Center. For the next five years, he served as Dean of the Rutgers Business School at Rutgers University. While at Rutgers, the State University of New Jersey, he led the merger of the Graduate School of Management, the School of Management at Newark, and the School of Business at New Brunswick in 1996. That same year, Business News New Jersey named Dean Benson one of the “Top 100 Business People in New Jersey”. In 1997, Dean Benson became one of nine national judges for the Malcolm Baldrige National Quality Award supervised by the U.S. Dept. of Commerce. Twice he has served as Chairman of the Malcolm Baldrige National Quality Award Regional Conferences. Dean Benson was named to the Board of Overseers for the Baldrige Award, which advises the Secretary of Commerce on the conduct of the Program and how well it is serving the nation.

In 1998, Dean Benson came to the University of Georgia’s Terry College of Business as their Dean and Simon S. Selig, Jr. Chair for Economic Growth. In 2000, he was named a Fellow of the Decision Sciences Institute, the institute’s highest honor.

As a proponent of quality assurance and customer satisfaction, his research interests include quality management, strategic management, belief formation, and judgmental forecasting. He consults nationally in the areas of applied statistics, quality management, and employment discrimination. At the University of Georgia, Dean Benson led the establishment of two new research centers: the Institute for Leadership Advancement and the Center for Information Systems Leadership. Frequently, Dean Benson writes and contributes to public commentary on items of business interest.

Dean Benson received his doctorate in decision sciences from the University of Florida after receiving a Bachelor of Science degree in mathematics from Bucknell University and doing graduate work in operations research in the engineering school at New York University. He currently serves as Audit Committee Chair and Member of the Board of Directors of Nutrition 21, Inc.

Mr. Cain began his career at the Department of the Navy, as a mathematician, while earning a graduate degree from Purdue University, having completed a bachelor’s degree in mathematics from Morehouse College in 1967. Upon completion of his work with the Navy, Mr. Cain became a business analyst with The Coca-Cola Company. In 1977, Cain joined The Pillsbury Company. Shortly, he rose to the position of Vice President of Corporate Systems and

Services. He resigned his senior position in 1982 to begin work at Pillsbury’s Burger King Division. Nine months later, he was managing 400 Burger King units in the Philadelphia region, the company’s poorest performer. Within three years, his region ranked number one.

In 1986, Mr. Cain was appointed president of then financially troubled Godfather’s Pizza, Inc. chain. In 14 months, the chain regained profitability and in 1988, he led his executive team in a buyout of the company from Pillsbury. Cain was elected to the Board of Directors of the National Restaurant Association (NRA) in 1988. While serving as Chairman, he developed the organization into a pro-business voice through national debates and speeches concerning healthcare reform, employment policies and taxation. He was soon appointed to serve on the U.S. Economic Growth and Tax Reform Commission.

Mr. Cain is a former Chairman and Member of The Federal Reserve Bank of Kansas City from 1992 to 1996.
During the last decade, Mr. Cain became a national keynote speaker. Using his powerful messages as the foundation, Mr. Cain created a leadership and consulting firm The New Voice. As a motivational speaker, he frequently speaks before the national and local media on topics of fiscal public policy, and he has authored three books on topics ranging from leadership to self-empowerment.

AGCO Corporation, headquartered in Duluth, Georgia, is a global designer, manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 8900 independent dealers and distributors around the world. AGCO products are distributed under the brand names AGCO®, Agco Allis®, AgcoStar®, Challenger®, Farmhand®, Fendt®, Fieldstar®, Gleaner®, Glencoe®, Hesston®, LOR*AL®, Massey Ferguson®, New Idea®, RoGator®, SisuDiesel™, Soilteq™, Spra-Coupe®, Sunflower®, TerraGator®, Tye®, Valtra®, White™, and Willmar®. AGCO provides retail financing through AGCO Finance in North America and through Agricredit in Australia, the United Kingdom, France, Germany, Ireland, and Brazil. In 2003, AGCO had net sales of $3.5 billion.

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